EXHIBIT 16.1

January 13, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Rokwader, Inc.’s statements included under Item 14 of its Form 10 filed on January 13, 2014 and we agree with such statements concerning our firm, except that we were not aware of any notice of the termination of Marcum LLP as the Company’s independent accounting firm until December 18, 2013. We are not in a position to agree or disagree with other statements of Rokwader, Inc. contained therein.

/s/ Marcum LLP

Marcum llp

Los Angeles, CA